Press Release	Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Third Quarter 2010 Results

Results Include Record Quarterly Revenue of $73 Million

EBITDA Increase of 65% Year-on-Year

NEW YORK, NY, November 8, 2010 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the third quarter ended September 30, 2010.

Third quarter financial highlights include:
•
Net Income of $8.2 million or $0.13 per share (based on a weighted average of 62,442,046 diluted shares outstanding for the quarter), compared to $0.5 million, or $0.01 per share, for the same period a year ago.

•
 Net revenues of $72.8 million, an increase of 75% compared to $41.6 million for the third quarter of last year. Gross time charter and freight revenues also increased 75%, to $76.4 million, compared to only time charter revenues of $43.7 million for the same period a year ago.

•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $41.1 million for the third quarter of 2010, a 65% increase compared to $25.0 million for the same period a year ago.

            Third quarter operational highlights include:
•	Fleet utilization rate of 99.9%.
•
Took delivery of three newbuilding vessels, Jay, Kingfisher, and Martin, which immediately entered their respective time charters. Aggregate, minimum contracted revenues on the three vessels will be $156 million.

•	Sold the oldest and smallest vessel in the fleet, the Griffon, realizing a $0.3 million gain.
•
Launched Eagle Bulk Pte, Ltd., a freight trading operation with a new office in Singapore.  Industry veteran Keith Denholm, formerly of Pacific Carriers Limited (Singapore) and Malaysian Bulk Carriers Berhad, has joined Eagle Bulk Pte, Ltd. to lead the trading capabilities.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "Eagle Bulk reported record revenue in the third quarter, driven by 41%  YTD growth in the fleet and balanced exposure to the market.   Eagle Bulk's focus on the Supramax market continued to yield benefits during the quarter, as strong demand for minor bulks and grain contributed to relative outperformance. This trend should continue as we close the year, as the demand picture for coal, grains and minor bulk cargoes should remain strong in the medium and long term."

"We also believe that the Eagle Bulk brand and commercial platform will deliver new opportunities for growth.  This is manifest by our recently-established trading platform, which will ensure we optimize revenue throughout shipping cycles.  These capabilities, together with $129 million cash on the balance sheet and chartering strategies that are optimally aligned with the market, give us confidence that Eagle Bulk is very well-positioned going forward.

Results of Operations for the three-month period ended September 30, 2010 and 2009

For the third quarter of 2010, the Company reported net income of $8,226,153 or $0.13 per share, based on a weighted average of 62,442,046 diluted shares outstanding.

In the comparable third quarter of 2009, the Company reported net income of $512,261 or $0.01 per share, based on a weighted average of 61,986,752 diluted shares outstanding.

In the third quarter of 2010, the Company's revenues were earned from time and voyage charters. Gross revenues in the quarter ended September 30, 2010 were $76,410,067, compared to $43,688,025 recorded in the comparable quarter in 2009. Net revenues during the quarter ended September 30, 2010 increased 75% to $72,825,583 from $41,551,805 in the quarter ended September 30, 2009. Net revenues recorded in the 2010 quarter include non-cash amortization of fair value below contract value of time charters acquired of $1,388,101, compared to $645,098 recorded in the 2009 quarter. Brokerage commissions incurred on gross revenues earned were $3,584,484 and $2,136,220 in the third quarters of 2010 and 2009, respectively.

Total operating expenses in the quarter ended September 30, 2010 were $51,248,337 compared to $30,428,069 recorded in the third quarter of 2009. The Company operated 39 vessels in the third quarter of 2010 compared with 25 vessels corresponding quarter in 2009. Three of the remaining 38 vessels were delivered during the current quarter and one was sold with a net gain of $291,011.  The increase in operating expenses was due to operating a larger fleet and includes increases in vessels crew cost, insurance cost, general and administrative expenses and vessel depreciation expense.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 65% to $41,129,782 for the third quarter of 2010, compared with $24,984,274 for the third quarter of 2009. (Please see below for a reconciliation of EBITDA to net income).

Results of Operations for the nine-month period ended September 30, 2010 and 2009

For the nine months ended September 30, 2010, the Company reported net income of $23,811,709 or $0.38 per share, based on a weighted average of 62,392,441 diluted shares outstanding. In the comparable period of 2009, the Company reported net income of $31,096,577 or $0.58 per share, based on a weighted average of 53,831,913 diluted shares outstanding.

In the third quarter of 2010, the Company's revenues were earned from time and voyage charters. Gross revenues for the nine-month period ended September 30, 2010 were $202,834,935, an increase of 28% from $158,243,472 recorded in the comparable period in 2009, primarily due to the operation of a larger fleet. Net revenues during the nine-month period ended September 30, 2010, increased 28% to $192,682,148 from $150,550,809 in the comparable period in 2009. Net revenues recorded in the nine-month period ended September 30, 2010 include non-cash amortization of fair value below contract value of time charters acquired of $3,424,205, compared to $1942,278 recorded in the corresponding period in 2009. Brokerage commissions incurred on those gross revenues were $10,152,787 and $7,692,663, respectively.

Total operating expenses were $131,874,254 in the nine-month period ended September 30, 2010 compared to $95,611,450 recorded in the same period of 2009. The Company operated 39 vessels in the nine-month period ended September 30, 2010 compared with 25 vessels in same period of 2009. Twelve of the remaining 38 vessels were delivered during the current nine-month period and one sold with a gain of $291,011. The increase in operating expenses was due to operating a larger fleet and includes increases in vessels crew cost, insurance cost, general and administrative expenses and vessel depreciation expense.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement increased by 20% to $115,737,376 for the nine months ended September 30, 2010 compared with $96,049,461 for the same period in 2009. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

The Company had entered into vessel newbuilding contracts at shipyards in Japan and China. During the third quarter of 2010, three vessels, Jay, Kingfisher and Martin were delivered into the Company's operating fleet. Since the inception of the program to September 30, 2010, the Company has taken delivery of 19 newbuild vessels, and has 8 vessels to be constructed and delivered during 2010-11. As of September 30, 2010, the Company has recorded advances of $157,540,121 towards the construction cost of these 8 vessels. These costs include progress payments to the shipyards, capitalized interest on debt drawn for the progress payments, insurance, legal, and technical supervision costs. (Table below provides anticipated delivery dates on the newbuilding fleet).

Liquidity and Capital Resources

Net cash provided by operating activities during the nine-month periods ended September 30, 2010 and 2009, was $85,798,578 and $80,594,642, respectively. The increase was due to higher revenue from larger fleet offset by increased operational cost and interest expense resulting from delivery of an additional 12 newbuilding vessels.

Net cash used in investing activities during the nine-month period ended September 30, 2010, was $245,555,691, compared to $145,857,288 during the corresponding nine-month period ended September 30, 2009. Investing activities during the nine-month period ended September 30, 2010 related primarily to making progress payments and incurring related vessel construction expenses for the newbuilding vessels, of which 12 delivered during the first nine months of 2010.

Net cash provided by financing activities during the nine-month period ended September 30, 2010, was $217,549,637, compared to net cash provided by financing activities of $138,598,251 during the corresponding nine-month period ended September 30, 2009. Financing activities during the nine-month period ended September 30, 2010, primarily involved borrowings of $223,494,867 from our revolving credit facility.  During the nine month period ended September 30, 2009, we received $97,291,046 in net proceeds from sale of common shares of the Company, borrowed $95,770,000 from our revolving credit facility, repaid $48,645,523 to our lenders under the terms of the amended debt agreement, and incurred $4,330,801 in financing costs relating to our debt agreements.

As of September 30, 2010, our cash balance was $129,137,297, compared to a cash balance of $71,344,773 at December 31, 2009. In addition, $19,000,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted cash in our financial statements as of September 30, 2010. Also recorded in Restricted Cash is an amount of $276,056, which is collateralizing letters of credit relating to our office leases.

At September 30, 2010, the Company's debt consisted of $1,123,665,747 in net borrowings under the amended Revolving Credit Facility. These borrowings consisted of $989,483,485 for the 38 vessels currently in operation and $134,182,262 to fund the Company's newbuilding program.

In August 2009, the Company successfully amended its revolving credit facility on terms that will provide the Company with enhanced financial flexibility. The non-amortizing revolving credit facility has been amended from $1.35 billion to $1.2 billion with maturity in July 2014, and the Company will use half the net proceeds from any equity issuance to repay debt and reduce the facility. The Company will continue to draw on the facility to fund its newbuilding commitments, and this agreement further supports the funding for the remainder of its newbuilding program. In connection with this amendment the Company recorded a one-time non-cash charge of $3,383,289 relating to the write-off of a portion of deferred finance costs associated with the reduction of the credit facility.

 On August 4, 2010, the Company entered into a Fourth Amendatory Agreement to its revolving credit facility the credit agreement dated October 19, 2007, by and between the Company and The Royal Bank of Scotland plc, pursuant to which the Lenders have consented, among other things, to the Trading Operation which will comprise  spot trading, contracts of affreightment, time charter-in and -out and derivative instruments.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Our revolving credit facility permits us to pay dividends, subject to certain limitations, in amounts up to our cumulative free cash flows which is our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, we believe that this non-GAAP measure is important for our investors as it reflects our ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Income	$8,226,153	$512,261	$23,811,709	$31,096,577
Interest Expense	13,432,885	7,294,151	37,217,625	20,596,321
Depreciation and Amortization	17,193,853	11,094,238	46,437,290	32,328,402
Amortization of fair value below market of time charter acquired	(1,388,101)	(645,098)	(3,424,205)	(1,942,278)
EBITDA	37,464,790	18,255,552	104,042,419	82,079,022
Adjustments for Exceptional Items:
Write-off of Financing Fees (1)		3,383,289		3,383,289
Non-cash Compensation Expense (2)	3,664,992	3,345,433	11,694,957	10,587,150
Credit Agreement EBITDA	$41,129,782	$24,984,274	$115,737,376	$96,049,461

(1)  One time charge (see Note 4 to the financial statements).
(2)  Stock based compensation related to stock options and restricted stock units.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

We may incur additional capital expenditures from time to time related to our acquired vessels.  As of September 30, 2010, our fleet consists of 38 vessels which are currently operational and 8 newbuilding vessels which have been contracted for construction.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's maintenance program of scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. The Company anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. Two vessels were drydocked in the three-months ended September 30, 2010. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
December 31, 2010	66	$1.65 million
March 31, 2011	44	$1.10 million
June 30, 2011	44	$1.10 million
September 30, 2011	44	$1.10 million
(1)Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

EAGLE BULK SHIPPING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenues, net of commissions	$72,825,583	$41,551,805	$192,682,148	$150,550,809

Voyage expenses	1,438,521	—	1,438,521	—
Vessel expenses	19,075,233	11,493,889	50,605,567	37,498,893
Charter hire expenses	2,837,980	—	2,837,980	—
Depreciation and amortization	17,193,853	11,094,238	46,437,290	32,328,402
General and administrative expenses	10,993,761	7,839,942	30,845,907	25,784,155
Gain from sale of vessel	(291,011)	—	(291,011)	—

Total operating expenses	51,248,337	30,428,069	131,874,254	95,611,450

Operating income	21,577,246	11,123,736	60,807,894	54,939,359

Interest expense	13,432,885	7,294,151	37,217,625	20,596,321
Interest income	(81,792)	(65,965)	(221,440)	(136,828)
Write-off of deferred financing costs	—	3,383,289	—	3,383,289

Net interest expense	13,351,093	10,611,475	36,996,185	23,842,782

Net income	$8,226,153	$512,261	$23,811,709	$31,096,577

Weighted average shares outstanding:

Basic	62,224,675	61,976,794	62,163,617	53,808,348
Diluted	62,442,046	61,986,752	62,392,441	53,831,913
Per share amounts:

Basic net income	$0.13	$0.01	$0.38	$0.58
Diluted net income	$0.13	$0.01	$0.38	$0.58

Fleet Operating Data

We believe that the measures for analyzing future trends in our results of operations consist of the following:

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Ownership Days	3,510	2,300	9,462	6,713
Chartered-in under operating lease Days	140	—	140	—
Available Days	3,628	2,271	9,520	6,657
Operating Days	3,623	2,264	9,480	6,634
Fleet Utilization	99.9%	99.7%	99.6%	99.7%

EAGLE BULK SHIPPING INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (unaudited)	December 31, 2009
ASSETS:
Current assets:
Cash and cash equivalents	$129,137,297	$71,344,773
Accounts receivable	11,471,483	7,443,450
Prepaid expenses	4,903,663	4,989,446
Inventories	884,234	—
Fair value above contract value of time charters acquired	588,304	427,359

Total current assets	146,984,981	84,205,028
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $161,510,709 and $125,439,001, respectively	1,523,349,330	1,010,609,956

Advances for vessel construction	157,540,121	464,173,887
Other fixed assets, net of accumulated amortization of $114,825 and $59,519, respectively	392,034	258,347
Restricted cash	19,276,056	13,776,056
Deferred drydock costs	4,050,966	5,266,289
Deferred financing costs	17,616,127	21,044,379
Fair value above contract value of time charters acquired	3,770,383	4,103,756
Fair value of derivative instruments and other assets	60,582	4,765,116
Total noncurrent assets	1,726,055,599	1,523,997,786

Total assets	$1,873,040,580	$1,608,202,814

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,902,194	$2,289,333
Accrued interest	6,999,574	7,810,931
Other accrued liabilities	15,457,922	3,827,718
Deferred revenue and fair value below contract value of time charters acquired	5,895,051	7,718,902
Unearned charter hire revenue	8,331,735	4,858,133

Total current liabilities	39,586,476	26,505,017
Noncurrent liabilities:
Long-term debt	1,123,665,747	900,170,880
Deferred revenue and fair value below contract value of time charters acquired	24,354,916	26,389,796
Fair value of derivative instruments	26,229,604	35,408,049

Total noncurrent liabilities	1,174,250,267	961,968,725
Total liabilities	1,213,836,743	988,473,742
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 62,234,658 and 62,126,665 shares issued and outstanding, respectively	622,347	621,267
Additional paid-in capital	735,498,772	724,250,125
Retained earnings (net of dividends declared of $262,118,388 as of September 30, 2010 and December 31, 2009, respectively)	(50,687,678)	(74,499,387)
Accumulated other comprehensive loss	(26,229,604)	(30,642,933)

Total stockholders' equity	659,203,837	619,729,072

Total liabilities and stockholders' equity	$1,873,040,580	$1,608,202,814

EAGLE BULK SHIPPING INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30, 2010	September 30, 2009
Cash flows from operating activities:
Net income	$23,811,709	$31,096,577
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	44,151,616	30,424,426
Amortization of deferred drydocking costs	2,285,674	1,903,976
Amortization of deferred financing costs	2,246,917	881,728
Amortization of fair value below contract value of time charter acquired	(3,424,205)	(1,942,278)
Write-off of Deferred Financing Costs	—	3,383,289
Gain from sale of vessel	(291,011)	—
Non-cash compensation expense	11,694,957	10,587,150
Changes in operating assets and liabilities:
Accounts receivable	(4,028,033)	(1,467,579)
Prepaid expenses	85,783	(2,051,171)
Inventories	(884,234)	—
Other assets	(60,582)	—
Accounts payable	612,861	(634,771)
Accrued interest	(3,739,062)	644,354
Accrued expenses	11,630,204	7,025,387
Drydocking expenditures	(1,505,520)	(2,546,285)
Deferred revenue	(262,098)	3,494,546
Unearned charter hire revenue	3,473,602	(204,707)
Net cash provided by operating activities	85,798,578	80,594,642

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(266,422,482)	(145,771,439)
Purchase of other fixed assets	(188,993)	(85,849)
Proceeds from sale of vessel	21,055,784	—
Net cash used in investing activities	(245,555,691)	(145,857,288)

Cash flows from financing activities:
Issuance of Common Stock	—	99,999,997
Equity issuance costs	—	(2,708,951)
Bank borrowings	223,494,867	95,770,000
Repayment of bank debt	—	(48,645,523)
Changes in restricted cash	(5,500,000)	(1,000,000)
Deferred financing costs	—	(4,330,801)
Cash used to settle net share equity awards	(445,230)	(486,471)

Net cash provided by financing activities	217,549,637	138,598,251

Net increase in cash	57,792,524	73,335,605
Cash at beginning of period	71,344,773	9,208,862
Cash at end of period	$129,137,297	$82,544,467

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of September 30, 2010.

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Avocet (3)	2010	53,462	May 2016 May 2016 to Dec 2018/Apr 2019	$18,400 $18,000 (with 50% profit share over $22,000)
Bittern (4)	2009	57,809	Jan 2015 Jan 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Canary (5)	2009	57,809	Mar 2015 Mar 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Cardinal	2004	55,362	Nov 2010	$16,250

Condor (2)	2001	50,296	Jul 2011 to Oct 2011	Index
Crane (6)	2010	57,809	Apr 2015 Apr 2015 to Dec 2018/Apr 2019	$18,850 $18,000 (with 50% profit share over $22,000)
Crested Eagle (2)	2009	55,989	Jan 2011 to Apr 2011	$11,500 (with 50% Index share over $11,500)
Crowned Eagle(2)	2008	55,940	Jun 2011 to Sep 2011	Index
Egret Bulker(7)	2010	57,809	Oct 2012 to Feb 2013	$17,650 (with 50% profit share over $20,000)

Falcon	2001	50,296	Nov 2010	$20,000
Gannet Bulker(7)	2010	57,809	Jan 2013 to May 2013	$17,650 (with 50% profit share over $20,000)
Golden Eagle (2)	2010	55,989	Dec 2010 to Mar 2011	Index

Goldeneye	2002	52,421	Nov 2010 to Dec 2010	$21,000
Grebe Bulker(7)	2010	57,809	Feb 2013 to Jun 2013	$17,650 (with 50% profit share over $20,000)
Harrier	2001	50,296	Jul 2011 to Oct 2011	$21,000

Hawk I	2001	50,296	Jul 2011 to Sep 2011	$20,000

Heron	2001	52,827	Jan 2011 to May 2011	$26,375
Ibis Bulker(7)	2010	57,775	Mar 2013 to Jul 2013	$17,650 (with 50% profit share over $20,000)
Imperial Eagle (2)	2010	55,989	Jan 2011 to Mar 2011	Index

Jaeger (2)	2004	52,248	Nov 2010 to Jan 2011	Index

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Jay (8)	2010	57,802	Dec 2015 Dec 2015 to Dec 2018/Apr 2019	$18,500(with 50% profit share over $21,500) $18,000 (with 50% profit share over $22,000)
Kestrel I	2004	50,326	Nov 2010 to Dec 2010	$23,000
Kingfisher (9)	2010	57,776	Dec 2015 Dec 2015 to Dec 2018/Apr 2019	$18,500(with 50% profit share over $21,500) $18,000 (with 50% profit share over $22,000)
Kite	1997	47,195	Nov 2010 to Jan 2011	$17,000

Kittiwake	2002	53,146	Nov 2010	$19,000

Martin	2010	57,809	Feb 2017 to Feb 2018	$18,400

Merlin(10)	2001	50,296	Dec 2010 to Mar 2011	$23,000

Osprey I	2002	50,206	Nov 2010	$20,250
Peregrine (2)	2001	50,913	Jan 2011to Mar 2011	$10,500 (with 50% Index share over $10,500)
Redwing	2007	53,411	Jul 2011 to Sep 2011	$20,000

Shrike	2003	53,343	Jun 2011 to Aug 2011	$20,000

Skua	2003	53,350	Nov 2010	$18,000

Sparrow	2000	48,225	Nov 2010	$24,000

Stellar Eagle(2)	2009	55,989	Apr 2011 to Jun 2011	Index

Tern	2003	50,200	Nov 2010 to Feb 2011	$25,000
Thrasher (11)	2010	53,360	Apr 2016 Apr 2016 to Dec 2018/Apr 2019	$18,400 $18,000 (with 50% profit share over $22,000)
Woodstar (12)	2008	53,390	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with 50% profit share over $22,000)
Wren (13)	2008	53,349	Dec 2011 Dec 2011 to Dec 2018/Apr 2019	$24,750 $18,000 (with 50% profit share over $22,000)

_____________________________
(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)	Index, an average of the trailing Baltic Supramax Index.
(3)	Revenue recognition for the AVOCET is based on an average daily base rate of $18,281.

(4)	Revenue recognition for the BITTERN is based on an average daily base rate of $18,485.
(5)	Revenue recognition for the CANARY is based on an average daily base rate of $18,493.
(6)	Revenue recognition for the CRANE is based on an average daily base rate of $18,497.
(7)
The EGRET BULKER, GANNET BULKER, GREBE BULKER and IBIS BULKER have entered into a charter for 33 to 37 months. The charter rate is $17,650 per day with a 50% profit share for earned rates over $20,000 per day. The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

(8)	Revenue recognition for the JAY is based on an average daily rate of $18,320.
(9)	Revenue recognition for the KINGFISHER is based on an average daily rate of $18,320.
(10)	Revenue recognition for the MERLIN is based on an average daily rate of $25,000.
(11)	Revenue recognition for the THRASHER is based on an average daily base rate of $18,280.
(12)	Revenue recognition for the WOODSTAR is based on an average daily base rate of $18,154.
(13)	Revenue recognition for the WREN is based on an average daily base rate of $20,245.

The following table, as of September 30, 2010, represents certain information about the Company's newbuilding vessels being constructed and their expected employment upon delivery:

Vessel	Dwt	Year Built –Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Thrush	53,100	2010Q4	Charter Free	—	—
Nighthawk	58,000	2011Q1	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	2011Q3	Nov 2017 to Nov 2018	$18,400	—
Owl	58,000	2011Q3	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	2011Q4	Apr 2014 to Aug 2014	$17,650	50% over $20,000
Puffin (4)	58,000	2011Q4	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	2011Q4	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	2011Q4	Sep 2014 to Jan 2015	$17,650	50% over $20,000

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels. The Company started to charter-in vessels on a spot basis during the third quarter of 2010.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Tuesday, November 9, 2010, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-299-7928 in the U.S., or 617-614-3926 outside of the U.S., and reference participant code 90716399. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on November 17, 2010. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 50777078.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jonathan Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

--------------------------------------------------------------------------------
Source: Eagle Bulk Shipping Inc.